Exhibit 10.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of January 6th, 2011 (the “Execution Date”), by and between RHA Tishomingo, LLC, an Oklahoma limited liability company d/b/a Johnston Memorial Hospital (“Seller”), and Mercy Tishomingo Hospital Corporation, an Oklahoma not for profit corporation (“Buyer”).
WITNESSETH
A. Seller is the owner of Johnston Memorial Hospital, a licensed critical access hospital located in the City of Tishomingo, Oklahoma (the “Hospital”).
B. As of the Effective Date (as defined herein) Seller and R.S.E. Enterprises, Inc., an Oklahoma corporation (“RSE”), will enter into a transaction whereby Seller will sell, transfer and assign to RSE the following (the “RSE Transaction”): (i) all of the real estate, fixtures and all additions and/or improvements related to the Hospital, and (ii) all equipment (including x-ray, CT, PET, MRI and other imaging or diagnostic equipment), computers (and all associated software), vehicles, machinery, furnishings, beds, furniture, appliances and trade fixtures used in the operation of the Hospital.
C. RSE, Seller and Buyer have determined that it is in the best interests of the community served by the Hospital if Buyer operates and manages the Hospital from and after the Effective Date, and as of the Effective Date Buyer shall lease the Hospital from RSE.
D. To facilitate the transition and continued operation and management of the Hospital from Seller to Buyer, Seller desires to transfer to Buyer certain of the assets utilized in connection with the operation of the Hospital.
NOW, THEREFORE, in consideration of the premises and the agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and subject to and upon the conditions and terms of this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1. Transfer of Certain Operational Assets. As of the Effective Date, Seller hereby transfers, sells, conveys, assigns and delivers to Buyer, and Buyer, in reliance upon the representations, warranties and agreements and subject to the conditions set forth in this Agreement, agrees to purchase, accept and acquire all of Seller’s right, title and interest in and to the following assets (the “Purchased Assets”):
(a) the Medicare Provider Number (the “MPN”) and the Medicare National Provider Identifier (the “NPI”) issued to Seller from the Centers for Medicare & Medicaid Services, to operate the Hospital;

(b) all inventory and supplies of every kind and description used or useful in the operation of the Hospital, including without limitation, the inventory and supplies identified on Schedule 1(b) hereto;
(c) to the extent permitted by law and not otherwise assigned to or separately obtained by Buyer, all permits, licenses, approvals, and other intangible property or any interest therein now or hereafter owned or held by Seller in connection with the Hospital and necessary for the operation of the Hospital, including all trade names, trademarks, service marks, logos, books and records, water rights and reservations, zoning rights and warranties (including those relating to construction or fabrication of any portion of the Hospital) related to the Hospital or any part thereof, specifically including the right to the use of the name “Johnston Memorial Hospital” and any derivatives thereof and all other trade names and trademarks used in connection with the continuing acute care medical/surgical services provided by the Hospital;
(d) All medical charts and records of the patients and patient care with respect to patients for whom the Seller or its predecessor in interest provided services to patients prior to the Effective Date; and
(e) each of the contracts and agreements identified in accordance with the Transition Services Agreement (as defined herein), subject to Lessee obtaining all required consents (the “Assumed Contracts”).
2. Assumption of Liabilities. Except for the Assumed Contracts, Buyer does not and shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller whether known or unknown, whether now existing or hereafter accruing. With respect to the Assumed Contracts, Buyer shall assume and agree to pay or perform, as the case may be, only those Seller obligations under the Assumed Contracts that relate to or arise from the period from and after the Effective Date.
3. Purchase Price. On the Effective Date (as hereinafter defined), Buyer shall pay to Seller Fifty Seven Thousand Thirteen Dollars and Sixty Cents ($57,013.60) in the form of a cashier’s check (the “Cash Payment”).
4. Effective Date. Subject to and contingent upon the satisfaction of each of the requirements described in Section 8, the consummation of the transactions contemplated by this Agreement (the “Effective Date”) shall for all purposes hereunder be deemed to have occurred at 12:01 a.m. on January 1, 2011, or at such other time as may be mutually agreed upon by the parties.
5. Seller Representations. Seller hereby makes the representations and warranties set forth below in this Section 5 to Buyer, as of the Execution Date. For purposes of this Section 5, “Seller’s Knowledge,” “to the Knowledge of Seller” and similar phrases shall mean to the actual knowledge of Mary Owen and Rick Rentsch as of such date without independent investigation.

(a) Seller is the owner of the Purchased Assets as of the date hereof. Seller has and shall convey to Buyer all of its rights, title and interest in and to the Purchased Assets free and clear of all liens and encumbrances.
(b) Seller is a limited liability limited company duly organized and validly existing under the laws of the State of Oklahoma. Seller is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of governmental authorities having jurisdiction over the operations of the Hospital, to own its properties and conduct its business in the place and in the manner now conducted.
(c) This Agreement has been duly executed and delivered and constitutes a lawful, valid and legally binding obligation of Seller enforceable in accordance with its terms, except to the extent that enforceability may be subject to, and limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
(d) Except as described on Schedule 5(d), there are no audits or investigations by any federal, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, body, agency, department, bureau, commission or entity (“Governmental Body”) pending or, to the Knowledge of Seller, threatened against or affecting the Hospital or Seller or relating to the operations of the Hospital. To the Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as the basis for the commencement of any action, suit or proceeding against Seller or the Hospital. Seller has not received any notice in writing that Seller or any partner of Seller or any individual who holds a direct or indirect equity interest in a partner of Seller is the target of any investigation or proceeding by any governmental body. To the Knowledge of Seller, no such investigation or proceeding is pending or threatened.
(e) Assuming that Buyer has obtained as of the Effective Date all applicable regulatory approvals required for Buyer to lawfully operate the Hospital and to acquire the assets to be acquired and to assume the liabilities to be assumed hereunder, no consent, approval, authorization or order of, and no exemption by or filing with, any court or governmental agency is required on behalf of Seller in connection with the execution and delivery of this Agreement or any other agreement contemplated hereby or executed in connection herewith or for the consummation and fulfillment by Seller of the transactions contemplated hereby or thereby or performance by Seller of each and every one of its obligations hereunder or thereunder.
(f) All the inventory and supplies constituting any part of the Purchased Assets are of a quality and quantity usable and salable in the ordinary course of business of the Hospital. The Hospital’s inventory level is and at the Effective Date will be maintained at normal levels for a hospital of comparable size and utilization.
(g) Seller has provided Buyer with a true and complete list of all material commitments, contracts, leases and agreements, whether written or oral, that relate to or may affect the Hospital or the operation thereof, to which Seller is a party or by which Seller or the Purchased Assets are bound (including, without limitation, agreements with physicians or physician groups, agreements with health maintenance organizations, preferred provider organizations or other alternative delivery systems, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements). Seller has delivered or made available to Buyer true and correct copies of all such material commitments, contracts, leases and agreements. The commitments, contracts, leases and agreements constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms. All obligations required to be performed under the terms of the Assumed Contracts have been performed, to Seller’s Knowledge, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under or breach of any Assumed Contract and each of such Assumed Contracts is now, and will be upon and immediately after the Effective Date in full force and effect without default or breach on the part of any party thereto. Seller has not received notice in writing to the effect that any party to any of the Assumed Contracts intends to cancel, terminate or amend any of the Assumed Contracts or to exercise or not exercise any outstanding options under any of the Assumed Contracts.
(h) Seller has within the time and in the manner prescribed by law, filed or properly requested extensions for all federal, state and local tax and other information returns and reports (“Tax Returns”) required to be filed by it and has collected and remitted all payroll taxes required by federal and state law, and, if required, has paid in full or made adequate provisions for the payment of all taxes (including, without limitation, income, franchise, sales and use, excise, severance, property, gross receipts and payroll taxes, together with any interest, penalties, assessments or deficiencies, hereinafter referred to collectively as “Taxes” or singularly as a “Tax”), for all periods ending on or before the date hereof and on or before the Effective Date. All such Tax Returns are and will be true, correct and complete in all material respects and in compliance in all material respects with the laws, rules and regulations applicable to such Tax Returns. Seller is not a party to, or as of the Effective Date will not be a party to, any action or proceeding by a government authority for the assessment or collection of Taxes that may adversely affect the Hospital or affect future rights in or use of the Hospital, and no such claim against Seller for additional Taxes, penalties or interest is or, as of the Effective Date will be, pending or threatened.
(i) Seller is eligible to receive payment under Titles XVIII and XIX of the Social Security Act and is a “supplier” under existing supplier agreements with the Medicare and Medicaid programs (the “Programs”) through the applicable intermediaries.

Seller is in compliance with the conditions of participation in the Programs, and Seller has received all approvals or qualifications necessary for capital reimbursement on the Purchased Assets. There is not pending, nor to the best of Seller’s Knowledge threatened, any proceeding or investigation under the Programs involving Seller or the Hospital. There are no claims, actions or appeals pending (and Seller has not filed any claims or reports that should result in any such claims, actions or appeals) before any Governmental Body, including, without limitation, any fiscal intermediary or carrier or the Administrator of the Centers for Medicare & Medicaid Services (“CMS”), with respect to any state or federal Medicare or Medicaid claims filed on behalf of Seller on or before the date hereof. No validation review or program integrity review related to the Hospital, the operation thereof, or the consummation of the transactions contemplated herein, has been conducted by any Governmental Body in connection with the Programs, and to the best of Seller’s Knowledge, no such reviews are scheduled, pending or threatened against or affecting the Hospital, or any of the Purchased Assets, or the consummation of the transactions contemplated hereby.
(j) All billing practices of Seller with all third party payors, including the Programs, the TRICARE program and private insurance companies, are and have been in material compliance with all applicable laws and/or billing guidelines of the Programs, the TRICARE program and all other third party payors. To the Knowledge of Seller, Seller has not billed or received any payment or reimbursement in excess of any amounts allowed by Law.
(k) Seller has previously provided Buyer with true and correct copies of the most recent state licensure, Medicare, Medicaid or other accreditation survey reports and licensing reports and all plans of correction which Seller was required to submit in response to such survey and licensing reports. Seller has corrected any material deficiencies noted therein.
(l) Seller has received no notice in writing that (i) any person providing services in connection with the Hospital, or (ii) any employee or contractor, in either case of (i) or (ii), is charged with or has been convicted of a criminal offense related to the Medicare, Medicaid or TRICARE programs, or the provision of health care items or services but has not yet been excluded, debarred or otherwise declared ineligible to participate in such programs or is proposed for exclusion therefrom. Neither Seller, nor any equity holder of Seller, nor any of their respective directors, officers or employees is (x) currently excluded, debarred or otherwise ineligible to participate in the Medicare, Medicaid or TRICARE programs; (y) convicted of a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred or otherwise declared ineligible to participate in the Medicare, Medicaid or TRICARE programs; or (z) to the Knowledge of Seller, under investigation by, or otherwise aware of any circumstances that may result in Seller being excluded from participation in, the Medicare, Medicaid or TRICARE programs. To the Knowledge of Seller, Seller is not in violation in any material respect of any Law applicable to the Medicare, Medicaid or TRICARE programs for which criminal penalties, civil monetary penalties or exclusion may be authorized.
(m) Seller (i) is not a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) does not have reporting obligations pursuant to any settlement agreement entered into with any governmental authority, (iii) has not been a defendant in any qui tam/False Claims Act litigation, (iv) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or, to the Knowledge of Seller, telephone or personal contact by or from any federal or state enforcement agency, and (v) has not received any complaints in writing from employees, independent contractors, vendors, physicians, or any other person that would indicate, after due inquiry by Seller, that Seller has violated any Law.
(n) Seller (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by Title II, Subtitle F, of the federal Health Insurance Portability and Accountability Act of 1996 (Pub. Law 104-191) (“HIPAA”), and (ii) is in compliance in all material respects with HIPAA and all rules and regulations promulgated thereunder, including the electronic data interchange regulations, the health care privacy regulations and the healthcare security regulations.
(o) Seller and the operations of the Hospital are in compliance in all material respects with all applicable laws of federal, state and local authorities, and all applicable rules, regulations and requirements of all Governmental Bodies having jurisdiction over the Hospital and of the operations thereof; and Seller has timely filed all reports, data and other information required to be filed on behalf of the Hospital with such Governmental Bodies. Neither Seller nor any Affiliate thereof has, with respect to the operation of the Hospital, received written notice of, and to Seller’s Knowledge, Seller is not under investigation with respect to, any violation or alleged violation of, or any obligation to take remedial action under, any applicable (i) state, federal or local statute, ordinance, rule or regulation, (ii) license or certificate issued or (iii) order, judgment or decree entered, by any Governmental Body relating to Seller or the operations of the Hospital.
(p) This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and its respective representatives by Seller pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made herein and therein not misleading
6. Buyer Representations. Buyer hereby represents and warrants to Seller, as of the date hereof:
(a) Buyer is a not for profit corporation duly organized and validly existing under the laws of the State of Oklahoma. Buyer is duly authorized, qualified and licensed to own its properties and conduct its business in the place and in the manner now conducted.
(b) This Agreement has been duly executed and delivered and constitutes a lawful, valid and legally binding obligation of Buyer enforceable in accordance with its terms.
7. Intentionally omitted.
8. Conditions to Closing. The obligations of Buyer and Seller to consummate this Agreement and to effect the transactions contemplated hereby shall, to the extent herein provided, be subject to fulfillment on the Effective Date of each of the following express conditions precedent hereinafter stated.
8.01. Buyer’s obligations to consummate this Agreement and to effect the transactions contemplated hereby shall be subject to the following conditions; subject to the right of Buyer to waive any one or more of such conditions:
(a) All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Execution Date and the Effective Date, and Seller shall have performed and satisfied all covenants, conditions, and agreements required or contemplated by this Agreement to be performed and satisfied by them, respectively, on or prior to the Effective Date.
(b) Seller shall have delivered to Buyer copies, certified by a duly authorized officer, of (i) Seller’s articles of organization and operating agreement, and (ii) resolutions of Seller’s members and board of managers authorizing the execution of this Agreement and authorizing the transactions contemplated hereby; and Seller shall have delivered to Buyer a certificate (dated not less than five (5) business days prior to the Effective Date) of the Secretary of State of the State of Oklahoma as to the good standing of the Seller in such state.
(c) The RSE Transaction shall have been completed.
(d) Buyer and RSE shall have entered into a lease agreement whereby Buyer would lease the Hospital from RSE (the “Hospital Lease Agreement”).
(e) Buyer and Seller shall have executed and delivered the Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”).
(f) Buyer, Seller and First Physicians Bank (the “Escrow Agent”) shall have executed and delivered the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”).

(g) Except as contemplated by the RSE Transaction, there shall not have occurred any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of Seller or the Hospital between the Execution Date and the Effective Date.
(h) Buyer shall have received such further instruments and documents as may reasonably be required to carry out the transaction contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.
8.02. Seller’s obligations to consummate this Agreement and to effect the transactions contemplated hereunder shall be subject to the following conditions:
(a) All representations and warranties of Buyer contained in this Agreement, or in any agreement, instrument, document, or certificate furnished by Buyer in connection herewith, except to the extent otherwise indicated by the context thereof or except for changes permitted or contemplated by the terms of this Agreement, shall be true and correct at and as of the Effective Date, and Buyer shall have performed and satisfied all covenants, conditions, and agreements required or contemplated by this Agreement to be performed and satisfied by it on or prior to the Effective Date.
(b) The RSE Transaction shall have been completed.
(c) Buyer and RSE shall have entered the Hospital Lease Agreement.
(d) Buyer shall have paid to Seller the Cash Payment.
(e) Buyer and Seller shall have executed and delivered the Transition Services Agreement.
(f) Buyer, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(g) Buyer shall have received a fully executed Guaranty whereby First Physicians Capital Group, Inc. shall agree to unconditionally guaranty Seller’s obligations pursuant to Section 12 of this Agreement.
9. Affirmative Covenants of Seller. From the Execution Date until the earlier of the Effective Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained which such consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, Seller shall:
(a) Operate the Hospital only in the usual, regular, and ordinary course of business, consistent with past practices, including, without limitation, maintaining the inventory and supplies in quantities and at such levels that are consistent with past practices.
(b) Use reasonable commercial efforts to preserve intact the organization, licenses, permits, government programs, private programs and patients of the Hospital.
(c) Use reasonable commercial efforts to retain the services of the employees, agents and consultants of the Hospital on terms and conditions not less favorable than those existing prior to the Execution Date and to use commercially reasonable efforts to ensure that there are no material or adverse changes to employee relations of the Hospital.
(d) Except as contemplated by the RSE Transaction, keep and maintain the assets of the Hospital in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain its insurance, rights and licenses.
(e) Confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters related to the Hospital and to report the general status of ongoing operations of the Hospital.
(f) Make available to Buyer true and correct copies of applicable internal management and control reports and financial statements directly related to the Hospital and furnished to management of Seller.
(g) Perform in all material respects all obligations under agreements relating to or affecting the assets, properties or rights of Seller or the Hospital, except for the failure of which performance would not have a material adverse effect on the Hospital or Seller.
(h) Keep in full force and effect present insurance policies or other comparable insurance coverage insuring the assets and properties used by the Hospital.
(i) Except to the extent protected by the attorney-client privilege, notify Buyer of (i) any event or circumstance which is reasonably likely to have a material adverse effect on the Hospital or would cause or constitute a breach of any of Seller’s representations, warranties or covenants contained herein; (ii) any unexpected change in the normal course of business or in the operation of the assets of the Hospital and (iii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any aspect of the Hospital. Seller shall keep Buyer fully informed of such events and to permit Buyer’s representatives prompt access to all materials prepared in connection therewith, except to the extent protected by the attorney-client privilege.
10. Negative Covenants of Seller. From the Execution Date until the earlier of the Effective Date or the termination of this Agreement, Seller will not do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(a) Knowingly take any action that would (a) adversely affect the ability of Seller to obtain any consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform any of its covenants and agreements under this Agreement.
(b) Impose, or suffer the imposition, on any asset of the Hospital of any lien or encumbrance or permit any such lien or encumbrance to exist.
(c) Except as contemplated by the RSE Transaction and for sales of inventory in the ordinary course of business, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the assets of the Hospital.
(d) Except as contemplated by the RSE Transaction, purchase or acquire any assets or properties related to the Hospital, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices.
(e) Commence any litigation involving any asset or liability of the Hospital other than in the ordinary course of business consistent with past practice, or settle any litigation involving any asset or liability of the Hospital for material money damages or restrictions upon the operations of the Hospital.
(f) Except in the ordinary course of business and in a manner that is not material, modify, amend or terminate any contract related to or benefiting the Hospital or waive, release, compromise or assign any rights or claims related to or benefiting the Hospital.
(g) Make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to the Hospital in an amount in excess of $5,000 for all such items.
(h) Take any action, or omit to take any action, which would cause any of Seller’s representations and warranties in this Agreement to be untrue or incorrect.
11. Transition of Employees. (a) As of the Effective Date, Seller shall terminate all employees of Seller or any affiliate thereof at the Hospital, and Buyer shall make offers of full-time or part-time employment (as applicable) to those individuals employed by Seller and identified in the Transition Services Agreement (the “Seller Employees”). Buyer shall not assume any liabilities or obligations with respect to the Seller Employees as a result of their employment with Seller including, without limitation, any liability or obligation for the payment of wages or other benefits such as vacation or sick days which have been earned but not taken as of the Effective Date.
12. Indemnification.

(a) Seller shall defend, indemnify and hold Buyer harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys’ fees Buyer may incur (collectively, “Damages”), which arise or result from or relate to: (i) Seller’s operation of the Hospital prior to the Effective Date, (ii) Seller’s breach of, or failure to perform, any of their respective representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement); or (ii) any claim by any governmental authority, agency, fiscal intermediary, medical administrative contractor or third-party payor (each, a “Medicare Payor”) with respect to any alleged overpayment under the Medicare program for any services performed during the period ending before the Effective Date, in each case in accordance with the provisions and limitations set forth in this Section 12.
(b) Immediately at the Effective Date, Seller shall deposit or cause to be deposited with the Escrow Agent in an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement an amount equal to (the “Initial Deposit”): (i) the proceeds received by Seller in the RSE Transaction minus (ii) an amount equal to (A) all liabilities of Seller related to the realty and personalty transferred in the RSE Transaction plus (B) all costs and expenses of the RSE Transaction and the transactions contemplated by this Agreement (as increased, or reduced as permitted, pursuant to this Section 12, the “Escrow Amount”). In the event that Seller or Buyer receives any payments (the “Makeup Payments”) from a Medicare Payor in respect of prior underpayments for services provided by Seller prior to the Effective Date, such Makeup Payments shall promptly be deposited in the Escrow Account, and the Escrow Amount on such date shall be increased by such Makeup Payments deposited. Seller shall not be required to deposit any amounts into the Escrow Account other than the Initial Deposit and any Makeup Payments. The Escrow Account shall be maintained until the third anniversary of the settlement of the last cost report with a Medicare Payor by or on behalf of Seller with respect to any services provided prior to the Effective Date (the “Final Settlement Date”), after which date the requirement to maintain the Escrow Account shall terminate and all amounts therein shall be distributed to Seller; provided, further, that during the pendency of any claim for Damages, Seller shall maintain in the Escrow Account an amount not less than any amounts claimed in any such pending claims.
(c) When Buyer becomes aware of a situation which may result in Damages for which it would be entitled to be indemnified hereunder, Buyer shall submit a written notice (the “Initial Claim Notice”) to Seller to such effect with reasonable promptness after it first becomes aware of such matter and shall furnish Seller with such information as it has available demonstrating its right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a “Third Party Claim”), Buyer shall provide the Seller with a supplemental Initial Claim Notice not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. Every Initial Claim Notice shall, if feasible, contain a reasonable estimate by Buyer of the losses, costs, liabilities and expenses (including, but not limited to, costs and expenses of litigation and attorneys’ fees) which Buyer may incur. In addition, each Initial Claim Notice shall name, when known, the person or persons making the assertions that are the basis for such claim. Failure by Buyer to deliver an Initial Claim Notice or an update thereof in a timely manner shall not relieve Seller of any of its obligations under this Agreement except to the extent that actual monetary prejudice to Seller can be demonstrated.
(d) Seller will have the right at any time after its receipt of the Initial Claim Notice to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to Buyer, and Seller shall settle, compromise or litigate in good faith such claim; provided, however, that Seller shall not consent to any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of Buyer (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by Seller and does not impose any injunction or other equitable relief on Buyer. If Seller elects to settle, compromise or litigate such claim, all reasonable expenses, including but not limited to all amounts paid in settlement or to satisfy judgments or awards and reasonable attorneys fees and costs, incurred by Seller in settling, compromising or litigating such claim shall be secured to the reasonable satisfaction of Buyer. Buyer shall cooperate fully to make available to the Seller and its attorneys, representatives and agents, all pertinent information under its control. Buyer shall have the right to elect to settle or compromise all Third Party Claims and all other claims with respect to which Seller has not, assumed the defense thereof and for which Seller has not acknowledged in writing (i) its liability to defend, and (ii) its election to assume full responsibility for the settlement, compromise and litigation of such claim. In the event Seller fails timely to defend, contest or otherwise protect against any Third Party Claim, Buyer shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against the same, and may make any compromise or settlement thereof and recover and be indemnified for its Damage, to the fullest extent of its indemnity rights under this Section 12 from Seller, including, without limitation, reasonable legal expenses, disbursements, and all amounts paid as a result of the Third Party Claim, or the compromise or settlement thereof.
(e) At such time as Damages for which Seller is liable hereunder are incurred by Buyer by actual payment thereof or by entry of a final judgment, Buyer shall forward a Final Claims Statement to Seller setting forth the amount of such Damages in reasonable detail on an itemized basis. Buyer shall supplement the Final Claim Statement with such supporting proof of loss (e.g., vouchers, canceled checks, accounting summaries, judgments, settlement agreements, etc.) as Seller may reasonably request in writing within thirty (30) days after receipt of a Final Claims Statement.
(f) The obligations of Seller pursuant to Section 12(a)(i) shall survive the Effective Date indefinitely, the obligations of Seller pursuant to Section 12(a)(ii) shall survive the Effective Date for a period of twelve (12) months, and the obligations of Seller pursuant to Section 12(a)(iii) shall survive the Effective Date for a period of three (3) years after the Final Settlement Date. All amounts reflected on Final Claims Statements shall be paid promptly out of the Escrow Account.
(g) Buyer shall indemnify and hold harmless Seller from and against any claims for Damages against Seller with respect to Buyer’s operation of the Hospital after the Effective Date, generally in accordance with the rights, obligations and procedures set forth in paragraphs (c), (d) and (e) of this Section 12.
13. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date:
(a) By the mutual written consent of Buyer and Seller.
(b) By Buyer in the event that the conditions set forth in Section 8.01 of this Agreement shall not have been satisfied or waived by January 31, 2011, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Buyer.
(c) By Seller in the event that the conditions set forth in Section 8.02 of this Agreement shall not have been satisfied or waived by January 31, 2011, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Seller.
In the event of termination in accordance with this Section 13 this Agreement shall become void and of no further force or effect, without any liability on the part of any of the Parties hereto or their respective owners, members, directors, officers or employees, except the obligations of each Party to preserve the confidentiality of documents, certificates and information furnished to such Party pursuant thereto and for any obligation or liability of any Party based on or arising from any breach or default by such Party with respect to its representations, warranties, covenants or agreements contained in the Acquisition Documents to which it is a party.
14. Noncompete.
(a) During the period commencing at the Effective Date and ending on the fifth (5th) anniversary of the Effective Date, Seller agrees that it shall not, and shall cause each of its Affiliates not to, directly or indirectly, (i) engage in the operation or management of any Competing Business (as defined herein) located within a fifty (50) mile radius of the Hospital (the “Territory”), (ii) acquire, lease, construct, develop or own any Competing Business located within the Territory, (iii) induce or attempt to induce any employee of the Hospital to leave the employ of the Hospital or Buyer, or in any way interfere with the relationship between the Hospital, Buyer and their respective employees, or (iv) be a controlling shareholder, controlling partner, controlling member or controlling equity holder of, exercise management control over, or acquire or maintain a controlling interest in, any Competing Business that is located within the Territory.

For purpose of the this Section 14, the term “Competing Business” means the business of owning, leasing, managing or operating one or more general acute care hospitals, ambulatory surgery centers, imaging or diagnostic centers or services located in the Territory, or any business located in the Territory that competes with the services provided by the Hospital as such services are provided at the Effective Date.
(b) Seller recognizes that the covenants in this Section 14, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of Buyer, and agrees that such limitations are reasonable with respect to its activities, business and public purpose. Seller agrees and acknowledges that the violation of the covenants or agreements in this Section 14 would cause irreparable injury to Buyer and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Buyer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual losses or posting bond. The parties hereto also waive any requirement of proving actual losses in connection with the obtaining of any such injunctive or other equitable relief.
(c) It is the intention of each party hereto that the provisions of this Section 14 shall be enforced to the fullest extent permissible under the laws and the public policies of the State of Oklahoma, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 14 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.
15. Miscellaneous.
15.01 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and the specific purpose for which given.
15.02 Notices. Any notice required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered to the party designated below, or if sent by telecopy (provided that such telecopy is confirmed by telecopy confirmation slip) addressed to the addresses set forth below, or to such other address and persons as shall be designated from time to time by any party hereto in a written notice to the other in the manner provided for in this paragraph. The notice shall be deemed to have been given at the time of delivery if hand delivered, or if by telecopy, at the time of telecopy on a business day. A party receiving notice which does not comply with the technical requirements for notice under this paragraph may elect to waive any deficiencies and treat the notice as having been properly given.

If to Seller:	Richard Rentsch

3555 NW 58th Suite 700
OKC, OK 73112
Telecopy: 405.917.0324

with a copy to:	Duane Morris LLP
30 S. 17th Street
Philadelphia, PA 19103
Attention: C. Mitchell Goldman, Esq.
Telecopy: (215) 689-2407

If to Buyer:	Mercy Tishomingo Hospital Corporation
C/o Mercy Health Center Inc.
4300 West Memorial Road
Oklahoma City, OK 73120
Attention: Chief Executive Officer
Telecopy:

with a copy to:	Mercy Tishomingo Hospital Corporation
C/o Mercy Health Center Inc.
4300 West Memorial Road
Oklahoma City, OK 73120
Attention: General Counsel
Telecopy: (405) 936 5750
15.03 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.04 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Oklahoma.
15.05 Further Assurances. The parties hereto agree to deliver such additional instruments and documents and take such further actions as may be required to consummate the transactions contemplated hereby.
15.06 Entire Agreement. All Schedules attached to this Agreement are by reference made a part hereof. This Agreement and the Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the Parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the Party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

15.07 Expenses. Each of the Parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. Neither Party knows of the existence of any person entitled to a finders’ or brokers’ fee as a result of the negotiations relative to or consummation of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

SELLER			BUYER

RHA Tishomingo, LLC			Mercy Tishomingo Hospital Corporation

By:	/s/ Richard Rentsch		By:	/s/ Paul A. Foster

	Name:	Richard Rentsch		Name:	Paul A. Foster
	Title:	Vice President		Title:	CFO